Exhibit 99.1

Company Contact:

BioSphere Medical, Inc.

Jon McGrath

VP R&D

(781) 681-7950

BIOSPHERE MEDICAL REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Consolidated Revenue Up 3.3%; Net Loss Decreased 12% from Prior Year Period, Including a Non-routine Charge for Inventory Write-down

ROCKLAND, Mass. – July 29, 2004 – BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by occluding their blood supply, today reported its financial results for the second quarter ended June 30, 2004.

Highlights

•	Worldwide product revenue in the second quarter increased 3.3% from corresponding quarter of prior year

•	Local marketing focus shows positive impact on key account growth

•	Net loss in the quarter decreased 12% to $2.24 million ($0.16 loss per basic and diluted share), impacted by a special inventory write-down charge of $913,000, from $2.54 million ($0.19) in the corresponding prior year

•	Total operating expenses in the quarter decreased 33% to $3.11 million from $4.62 million from the corresponding quarter in the prior year.

Review of Financial Results

For the second quarter of 2004, BioSphere Medical reported consolidated revenues of $3.23 million, an increase of approximately 3.3% compared with consolidated revenues of $3.12 million in the corresponding 2003 period. The company reported a consolidated net loss of $2.24 million, or ($0.16) per basic and diluted share, for the second quarter of 2004. This compares with a consolidated net loss of $2.54 million, or ($0.19) per basic and diluted share, for the second quarter of 2003. The Company incurred a non-routine inventory write-down charge of $913,000 in the quarter ended June 30, 2004, resulting from disposition of inventory produced prior to recent process improvements.

Consolidated revenues for the six-month period ended June 30, 2004 were $6.41 million compared with $6.17 million for the same six-month period in 2003, a gain of 3.8%. Consolidated net loss for the six-month period ended June 30, 2004 decreased 19.5% to $3.80 million, or $0.28 per share, compared with a net loss of $4.72 million, or $0.36 per share, in the same period of 2003.

At June 30, 2004, cash, cash equivalents and marketable securities were $4.66 million.

Management Comments on Progress

Commenting on the Company’s results, Paul A. Looney, BioSphere Medical’s Chairman, CEO and President stated, “Although our revenue growth was 3.3% when compared to the prior year period, we are enthused by events this past quarter that, we believe, signal positive growth potential for the UFE business. For example, we saw growth in demand at larger UFE accounts, we are getting positive reception to our microcatheter, and we believe we are maintaining market share despite increasing competition. Also, even though our net loss for the quarter was impacted by a non-routine charge for inventory write-down, we are pleased that our underlying gross margin is improving.”

Mr. Looney continued, “We believe that upcoming national awareness events, including acceptance of our UFE clinical trial data by a peer-review journal and expected positive national media coverage of the benefits of UFE, could have market-wide impact and stimulate increased referrals and increased patient interest in UFE. We continue to believe our local marketing focus is effective and is working to reinforce the brand equity we created for our proprietary products. As a result, we look forward to continued improvement in the second half of 2004.”

The Company will host its quarterly conference call today at 11 A.M. ET. The number to dial into the teleconference is (719) 457-2600 and the access code is 428529. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site: www.biospheremed.com. A replay of the teleconference will be available from 2:00 P.M. (ET) today, July 29, 2004 until 12:00 A.M. (ET) on August 4th, 2004 by dialing (719) 457-0820 or can also be accessed from the investor section of our company website at www.biospheremed.com.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying our proprietary microsphere technology to medical applications using embolotherapy techniques. Our core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. Our principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. Our products have already begun to gain wide acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments. Our strategy is two fold. First, we are seeking to grow the embolotherapy business worldwide, specifically the UFE procedure, by increasing awareness of availability of this procedure. Second, we are seeking to maintain our current technology leadership by introducing new products and product improvements, both through internally developed and externally acquired technologies, that improve and broaden the use of embolotherapy techniques.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia and the European Community, which allow the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization.

Cautionary Statement Regarding Forward-Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the Company’s expectations that it will achieve revenue growth in the second half of 2004 and will increase market acceptance for its products. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should’” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of the Embosphere® Microspheres and EmboGold™ Microsphere technologies; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic conditions. These risk factors are further described in the section titled “Certain Factors That May Affect Future Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2004, as filed by the Company with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

Financial Tables Follow

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

As of June 30, 2004 and December 31, 2003

(in thousands, unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securities	$4,662	$7,575
Accounts receivable, net	2,447	2,534
Inventories, net	2,615	3,496
Prepaid and other current assets	418	405
Property and equipment, net	1,329	1,497
Goodwill, net	1,443	1,443
Other assets	52	52

Total assets	$12,966	$17,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,228	$3,157
Debt and capital lease obligations	454	320
Stockholders’ equity	10,284	13,525

Total liabilities and stockholders’ equity	$12,966	$17,002

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2004 and 2003

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product revenues	$3,226	$3,122	$6,406	$6,172

Costs and expenses:
Cost of product revenues	2,288	1,231	3,850	2,257
Research and development	619	819	1,208	1,526
Sales	1,120	1,331	2,344	2,755
Marketing	652	1,499	1,116	2,786
General and administrative	714	966	1,519	1,833

Total costs and expenses	5,393	5,846	10,037	11,157

Loss from operations	(2,167)	(2,724)	(3,631)	(4,985)
Other income and expenses, net	(76)	181	(169)	266

Net loss	$(2,243)	$(2,543)	$(3,800)	$(4,719)

Net loss per common share
Basic and diluted	$(0.16)	$(0.19)	$(0.28)	$(0.36)

Weighted average common shares outstanding
Basic and diluted	14,079	13,333	13,462	13,281

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